Exhibit 10.24

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (the “Agreement”) is made as of this 25th day of March, 2025 (the “Effective Date”), between StepStone Private Credit Fund LLC, a Delaware limited liability company (the “Fund”), and StepStone Group Private Debt LLC, a Delaware limited liability company (the “Administrator”).

WHEREAS, the Fund is a non-diversified, closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (together with the rules promulgated thereunder, the “1940 Act”); and

WHEREAS, the Administrator and the Fund are party to that certain Administration Agreement dated as of April 3, 2023, pursuant to which the Administrator agreed to furnish certain administrative services to the Fund (the “Original Agreement”); and

WHEREAS, the Fund and the Administrator desire to amend and restate the Original Agreement in its entirety as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree that, effective as of the Effective Date, this Agreement shall supersede the Original Agreement (and the Original Agreement shall be deemed of no further force and effect whatsoever):

1. Appointment. The Fund hereby appoints the Administrator, subject to the direction of the Fund’s Board of Directors (the “Board”), for the period and on the terms set forth in this Agreement, to furnish or arrange for others to furnish the administrative services, resources described herein, with respect to the Fund. The Administrator hereby accepts such retention and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to terms of this Agreement. The Administrator, and any others with whom the Administrator subcontracts to provide the services set forth herein, shall for all purposes herein be deemed to be independent contractors of the Fund and shall, unless otherwise expressly provided or authorized herein or in another contract with the Fund, have no authority to act for or represent the Fund in any way or otherwise be deemed agents of the Fund.

2. Services of the Administrator. Subject to the general supervision of the Board, the Administrator shall furnish (or oversee, or arrange for others to furnish) the administrative services and resources necessary for the operation of the Fund. Without limiting the generality of the foregoing, the Administrator shall:

(a) provide the administrative services necessary for the furtherance of the ordinary operation of the Fund including, but not limited to, those set forth in Annex A of this Agreement;

(b) render to the Board such periodic and special reports as the Board may reasonably request;

(c) make available to the Fund, promptly upon request, any of the Fund’s books and records under supervision of the Administrator under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Administrator’s services under this Agreement that may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations;

(d) make its officers and employees available to the Board and officers of the Fund for consultation and discussions regarding the administration of the Fund and the services provided to the Fund under this Agreement;

(e) develop and implement, if appropriate, management and shareholder services designed to enhance the value or convenience of the Fund as an investment vehicle, which include receiving and responding to inquiries and instructions from shareholders or their representatives or intermediaries relating to the Fund, concerning, among other things, share transactions or account information, or referring any such inquiries to the Fund’s officers or appropriate agents;

(f) supervise the Fund’s accountant in determining, consistent with the Fund’s valuation procedures and the policies and procedures stated in the Fund’s confidential private placement memorandum (as may be amended or otherwise modified from time to time), the net asset value per share for the Fund and calculate for recommendation to or ratification by the Board, or parties to whom the Board have so delegated, the value of any of the Fund’s portfolio securities and other assets for which readily available market quotations are not available; and

(g) supervise any sub-administrator of the Fund in its performance of certain sub-administration and sub-accounting services for the Fund.

The Administrator shall also provide services in connection with such other administrative services, whether similar to or different from those described in subparagraphs (a)-(g) of this Section 2, as the parties may from time to time agree in writing.

In the event that the Administrator provides any services to the Fund, or pays or assumes a Fund expense, which the Administrator is not obligated to provide, pay or assume under this Agreement, the Administrator shall not be obligated hereby to provide the same or any similar service to the Fund or to pay or assume the same or any similar Fund expense in the future; provided, that nothing herein contained shall be deemed to relieve the Administrator of any obligation to the Fund under any separate agreement or arrangement between the parties, including the investment advisory agreement, dated April 3, 2023, between the Fund and the investment adviser to the Fund (the “Adviser”) (as amended from time to time, the “Investment Advisory Agreement”).

In addition, the Administrator shall assist the Fund in generally overseeing the payment of the Fund’s expenses and the performance of administrative and professional services rendered to the Fund by others.

For the avoidance of any doubt, the parties agree that the Administrator is authorized without the consent of any other person, to enter into such sub-administration agreements as the Administrator may determine to be necessary or desirable in order to carry out the services set forth in Section 2 of this Agreement.

Nothing in this Agreement shall be deemed to inhibit the Fund or its officers from engaging, at the expense of the Fund, other persons to assist in providing administrative services to the Fund including, but not limited to, accounting agents, recordkeeping agents, proxy solicitation agents, attorneys, accountants, consultants, sub-administrator and others.

3. Conformity with Applicable Law and Industry Standard. The Administrator, in the performance of its duties and obligations under this Agreement, shall act in conformity with private placement memorandum of the Fund (as may be amended or otherwise modified from time to time), and with the instructions, procedures and directions of the Board and will conform to, and comply with, the requirements of the 1940 Act and all other applicable federal and state laws and regulations. In addition, the Administrator shall seek to maintain a standard of service that is consistent with those prevailing in the fund industry for comparable funds.

4. Exclusivity. The services of the Administrator to the Fund under this Agreement are not to be deemed exclusive, and the Administrator, or any affiliate thereof, shall be free to render similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of the Fund) and to engage in other activities. It is understood that directors, officers, employees and members/unitholders of the Fund are or may become interested in the Administrator and its affiliates, as directors, officers, members, managers, employees, partners, equityholders or otherwise, and that the Administrator and directors, officers, members, managers, employees, partners and equityholders of the Administrator and its affiliates are or may become similarly interested in the Fund as equityholders or otherwise.

5. Expenses. During the term of this Agreement, the Administrator will pay all expenses incurred by it in connection with its activities under this Agreement, except such expenses as are assumed by the Fund, including without limitation, all Fund expenses set forth in the Fund’s confidential private placement memorandum (as may be amended or otherwise modified from time to time), and such expenses as are assumed by the Adviser pursuant to the Investment Advisory Agreement or by the Fund’s sub-adviser, if any, pursuant to a sub-advisory agreement. To the extent the Administrator incurs any costs or performs any services which are an obligation of the Fund, the Fund shall promptly reimburse the Administrator for such costs and expenses. To the extent the services for which the Fund is obligated to pay are performed by the Administrator, the Administrator shall be entitled to recover from the Fund only to the extent of its costs for such services, as reasonably determined. The Administrator shall have the right to elect to waive all or a portion of the reimbursement of such costs and expenses as Administrator is entitled to be paid by the Fund under this Agreement.

6. Compensation. (a) For the services provided by the Administrator to the Fund pursuant to this Agreement, the Fund shall pay to the Administrator at the end of each month (starting with the month in which the Effective Date falls and prorated for any partial month) a fee (the “Administration Fee”) in an amount equal to 1/12th of 0.20% of the Fund’s net assets. The Administration Fee will be computed based on the value of the net assets of the Fund as of the close of business on the last calendar day of each month (including any assets in respect of shares that will be repurchased by the Fund as of the end of the month). The Administration Fee is due and payable in arrears within three business days of the determination of the Fund’s net assets but no later than 25 business days after the end of the month. The Administrator will pay all fees of any sub-administrator in connection with its duties in respect of the Fund. The Administrator may agree to temporarily or permanently waive, in whole or in part, the fees due to it from the Fund under this Section 6.

(b) In the event of termination of this Agreement, the Administration Fee provided in this Section 6 shall be computed on the basis of the period ending on the last calendar day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.

7. Liability; Indemnification.

(a) The Administrator shall give the Fund the benefit of the Administrator’s reasonable best efforts and diligence in rendering services under this Agreement. The parties acknowledge the importance of the Administrator freely exercising its reasonable judgment in the performance of its responsibilities, obligations and duties hereunder, and thus the Administrator may rely on information reasonably believed by it to be accurate and reliable. Accordingly, in the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the responsibilities, obligations or duties hereunder, neither the Administrator nor its shareholders, officers, directors, employees, agents or control persons (collectively, the “Covered Persons”) shall be subject to any liability for any act or omission in connection with or arising out of any services rendered under this Agreement or otherwise related to this Agreement, or for any Losses (as defined below) that may be sustained in the purchase, holding or sale of any security or other asset by the Fund. The Administrator shall be responsible as provided herein for the performance of only such duties as are set forth in this Agreement and shall have no responsibility for the actions or activities of any other party, including other agents of or service providers to the Fund. The Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder.

(b) The Administrator is authorized and instructed to rely upon the information it receives from the Fund, members of the Board or any third-party agent (including, without limitation, the Fund’s custodian(s), sub-adviser(s), and pricing services or sources) authorized by the Fund to provide such information to the Administrator. The Fund and any third-party agents from which the Administrator shall receive or obtain certain records, reports and other data used or relied upon by the Administrator in rendering the services provided hereunder are solely responsible for the contents of such information, including, without limitation, the accuracy thereof. The Administrator has no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information and shall be without liability for any loss or damage suffered by the Fund as a result of the Administrator’s reliance on and utilization of such information. The Administrator shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Fund or any third-party agent to provide it with the information required.

(c) The Fund shall indemnify and save harmless the Covered Persons and their executors, heirs, assigns, successors or other legal representatives (“Indemnitees”), to the fullest extent permitted by law, from and against any and all claims, liabilities, damages, losses, costs, charges, fees, penalties and other expenses (including reasonable attorney’s fees and disbursements) of every nature and character (“Losses”), which may be asserted against or incurred by any Indemnitee or for which any Indemnitee may be held liable (a “Claim”) and that in any way arise out of or in connection with, or in any way relate to, the performance or non-performance of or by the Indemnitee of any of the Administrator’s duties, responsibilities, or services hereunder, whether express or implied hereunder; provided, however, that no Indemnitee shall be indemnified against any liability by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the Indemnitee’s duties under this Agreement (“disabling conduct”).

(d) Expenses, including reasonable counsel fees incurred by the Indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), shall be paid from time to time by the Fund in advance of the final disposition of a proceeding upon receipt by the Fund of an undertaking by or on behalf of the Indemnitee to repay amounts so paid to the Fund if it is ultimately determined that indemnification of such expenses is not indemnifiable under this Agreement; provided, however, that expenses shall not be advanced by the Fund unless (i) the Indemnitee has provided security considered in the reasonable discretion of the Board to be appropriate for such undertaking; or (ii) the Fund shall be insured against losses arising from any such advance payments; or (iii) a reasonable belief is formed that the Indemnitee ultimately will be found entitled to indemnification, as determined by either (x) a majority of the Board members who are not interested persons (as such term is defined in the 1940 Act) of the Fund who are not parties to the proceeding, acting on the matter, or (y) independent legal counsel, in a written opinion that includes a discussion of pertinent facts and legal analysis, based upon a review of readily available facts (as opposed to a full trial-type inquiry).

(e) Promptly after receipt of notice of the commencement of an investigation, action, claim or proceeding, an Indemnitee shall notify the Fund in writing of the commencement thereof, although the failure to do so shall not prevent recovery under this paragraph. The Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Loss or Claim, but if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by the Fund and approved by the Indemnitee, which approval shall not be unreasonably withheld. In the event the Fund elects to assume the defense of any such suit and retain such counsel and notifies the Indemnitee of such election, the Indemnitee in such suit shall bear the fees and expenses of any additional counsel retained by it subsequent to the receipt of the Fund’s election. If the Fund does not elect to assume the defense of any such suit, or in case the Indemnitee does not, in the exercise of reasonable judgment, approve of counsel chosen by the Fund, or in case there is a conflict of interest between the parties or a party and any Indemnitee, the Fund will reimburse the Indemnitee in such suit for the reasonable fees and expenses of any counsel retained by the Indemnitee.

(f) In the event the Fund elects to assume its own defense in any such suit, the Fund agrees that it shall not enter into any settlement agreement or similar agreement with other parties in such suit unless the Administrator and all of the other Indemnitees named as defendants are unconditionally released in such agreement or arrangement, or unless the Administrator provides its consent to such settlement or similar arrangement in writing.

(g) The Administrator shall look solely to Fund property for satisfaction of claims of any nature against the Fund or a member of the Board, officer or agent of the Fund arising in connection with the affairs of the Fund.

(h) The indemnification agreement and all obligations of the parties contained in this Section 7 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party seeking indemnification and shall survive the delivery of any shares of the Fund and the termination of this Agreement. This agreement of indemnity will inure exclusively to the benefit of parties indemnified hereunder and their estates and successors.

8. Continuation and Termination. This Agreement will become effective as of the Effective Date and will continue in effect until April 3, 2026. Thereafter, if not terminated, this Agreement shall continue from year to year thereafter so long as such continuation is approved at least annually by the vote of the Board.

This Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Board on ninety (90) days’ written notice to the Administrator, or by the Administrator at any time, without the payment of any penalty, on ninety (90) days’ written notice to the Fund.

9. Amendment. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties. This Agreement shall extend to and shall be binding upon the parties thereto, and their respective successors and assigns. This Agreement may not be assigned by a party without the consent of the other party; provided, however, that (i) the rights and obligations of the Fund under this Agreement shall not be deemed to be assigned to a newly formed entity in the event of the merger of the Fund into, or conveyance of all of the assets of the Fund to, such newly formed entity; provided further, however, that the sole purpose of that merger or conveyance is to effect a mere change in the Fund’s legal form into another limited liability entity and (ii) the Administrator may, without the consent of any other party, assign the rights and obligations of the Administrator under this Agreement to an affiliate of the Administrator.

10. Limitation of Liability of Directors. Notice is hereby given that this Agreement is executed by an officer of the Fund on behalf of the Board, as directors of the Fund and not individually, and that the obligations of this Agreement with respect to the Fund shall be binding upon the assets and the properties of the Fund only and shall not be binding upon the assets or properties of the members of the Board, officers, agents or shareholders of the Fund individually.

11. Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered to the Fund upon the termination of this Agreement or otherwise on written request by the Fund. The Administrator further agrees that all records which it maintains for the Fund pursuant to Rule 31a-1 under the 1940 Act shall be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

12. Notices. Any notice under this Agreement shall be given in writing, addressed and delivered, emailed or mailed, postage prepaid, to the other party at the address listed below or at such other address for a party as shall be specified in a notice given in accordance with this Section.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

14. Confidentiality. The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information (regulated pursuant to Regulation S-P), shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process, or otherwise by applicable law or regulation.

15. Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

16. Applicable Law.

(a) This Agreement shall be governed by the laws of the State of New York, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, as amended, or any rules or order of the U.S. Securities and Exchange Commission (the “SEC”) thereunder, and without regard for the conflicts of laws principle thereof.

(b) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(c) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, effective as of the Effective Date.

STEPSTONE PRIVATE CREDIT FUND LLC

c/o StepStone Group Private Debt LLC
277 Park Avenue
44th Floor
New York, NY 10172
E-mail: Joseph.Cambareri@stepstonegroup.com

By:	/s/ Joseph Cambareri
Name: Joseph Cambareri
Title: Chief Financial Officer

STEPSTONE GROUP PRIVATE DEBT LLC

277 Park Avenue
44th Floor
New York, NY 10172
E-mail: Ariel.Goldblatt@stepstonegroup.com

By:	/s/ Ariel Goldblatt
Name: Ariel Goldblatt
Title: Partner

By:	/s/ Joseph Cambareri
Name: Joseph Cambareri
Title: COO

Annex A

Non-Exhaustive List of Administrative Services

1.

coordinating all matters relating to the ordinary operation of the Fund, including any necessary coordination among the Adviser, custodian, depository, transfer agent or distribution disbursing agent, sub-administrator and any portfolio accounting agent (including pricing and valuation of the Fund’s portfolio), other pricing services, accountants, attorneys, underwriters, brokers, dealers, corporate fiduciaries, insurers, banks and other parties performing services or operational functions for the Fund;

2.	maintaining, or supervising the maintenance by third parties selected by the Fund of, such books and records of the Fund as may be required by applicable federal or state law;

3.	supervising the preparation by third parties selected by the Fund of all federal, state, and local tax returns and reports relating to the Fund required by applicable law;

4.	supervising general portfolio compliance monitoring with respect to applicable federal, state or foreign law or regulation;

5.

supervising the preparation and the filing, with the assistance of counsel, and arranging for the distribution of proxy materials and periodic reports to shareholders of the Fund as required by applicable law;

6.

supervising the preparation and the filing, with the assistance of counsel, of registration statements and other documents with the SEC and other federal and state regulatory authorities as may be required by applicable law;

7.	taking such other action with respect to the Fund as may be required by applicable law, including without limitation the rules and regulations of the SEC and other regulatory agencies;

8.	providing the Fund, with the assistance of counsel, legal support for the purchase, sale, holding, monitoring, disposing or sustenance of portfolio securities and other assets for the Fund;

9.	providing the Fund with adequate personnel, office space, communications facilities, and other facilities necessary for operation of the Fund as contemplated in this Agreement;

10.	arranging for meetings of the Board and, in connection therewith, providing the Board with necessary or appropriate information for its meetings;

11.

supervising the maintenance of the Fund’s existence and maintaining the registration and qualification of the Fund’s shares under federal and state law, including preparing or overseeing the preparation of any required notice or other filings; and

12.	supervising the maintenance of the Fund’s governance documents.

Reference in this Annex A to “laws” will include any applicable regulations.